Exhibit (a)(1)

ARTICLES OF INCORPORATION

OF

FS INVESTMENT CORPORATION IV

ARTICLE I

INCORPORATOR

The undersigned, Marian T. Ryan, whose address is Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104, being at least eighteen years of age, does hereby form a corporation under the laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation is FS Investment Corporation IV (the “Corporation”).

ARTICLE III

PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including conducting and carrying on the business of a business development company, subject to making an election under the Investment Company Act of 1940, as amended (the “1940 Act”).

ARTICLE IV

RESIDENT AGENT AND PRINCIPAL OFFICE

The name of the resident agent of the Corporation in Maryland is The Corporation Trust Incorporated. The street address of the resident agent of the Corporation in Maryland is 351 West Camden Street, Baltimore, MD 21201. The street address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, MD 21201.

ARTICLE V

SHARES

The Corporation has authority to issue 100,000,000 shares of common stock at $0.001 par value per share. The aggregate par value of all authorized shares is $100,000.

ARTICLE VI

DIRECTORS

The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be one, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The name of the director who shall serve until the first meeting and until his successor is duly elected and qualified is Michael C. Forman.

ARTICLE VII

LIMITATION OF LIABILITY AND INDEMNIFICATION

To the fullest extent permitted by Maryland law, as it may be amended form time to time, no person who at any time was or is a director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages.

The Corporation shall indemnify and hold harmless any person who is or was a director, officer, adviser or affiliate of the Corporation against any or all losses or liabilities reasonably incurred in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Corporation in such capacity, and shall pay or reimburse reasonable expenses incurred by a director, officer, adviser or affiliate in connection with any proceeding related to such act or omission, to the fullest extent permitted under the laws of the State of Maryland.

No amendment of these Articles of Incorporation or the relevant law or repeal of any of their provisions shall limit or eliminate any of the benefits provided to any director, officer, adviser or affiliate under this Article VII in respect of any act or omission that occurred prior to such amendment or repeal.

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IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 25th day of February, 2015.

SIGNATURE OF INCORPORATOR:

/s/ Marian T. Ryan
Marian T. Ryan
Incorporator